Exhibit 5.1

601 Lexington Avenue New York, New York 10022

(212) 446-4800 www.kirkland.com May 31, 2012	Facsimile: (212) 446-4900

Armored AutoGroup Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Armored AutoGroup Inc., a Delaware corporation (the “Issuer”), and each of the guarantors listed on Schedule A hereto (the “Guarantors” and each a “Guarantor” and together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $275,000,000 in aggregate principal amount of the Issuer’s 9.25% Senior Notes due 2018 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about April 13, 2012. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of November 5, 2010, as supplemented by a supplemental indenture dated as of November 5, 2010, and as otherwise amended, supplemented or modified prior to the date hereof (collectively, the “Indenture”) by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 9.25% Senior Notes due 2018 issued on November 5, 2010 (the “Old Notes”), of which $275,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation, bylaws and operating agreements of the Issuer and the Guarantors, as applicable, (ii) resolutions of the Issuer and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of November 5, 2010, by and among the Issuer, the Guarantors and J.P. Morgan Securities LLC for itself and on behalf of the Initial Purchasers defined therein (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantees.

Chicago   Hong Kong   London   Los Angeles   Munich   Palo Alto   San Francisco   Shanghai   Washington, D.C.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Schedule A

Guarantors	Jurisdiction of Organization
The Armor All/STP Products Company	Delaware
STP Products Manufacturing Company	Delaware
Armored AutoGroup Sales Inc.	Delaware
AA Group (U.S.) — A LLC	Delaware
AA Group (U.S.) — B LLC	Delaware